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                                                                    Exhibit 12.1

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

            (IN MILLIONS, EXCEPT RATIO OF EARNINGS TO FIXED CHARGES)

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
                                                                      Year Ended December 31,
                                                           ----------------------------------------------
                                                            2004       2003     2002      2001      2000
                                                           -------   -------  -------   --------  -------
Income before provision for income taxes,
 minority interests in consolidated subsidiaries,
 equity in net income of affiliates and
 cumulative effect of a change in accounting principle     $ 564.3   $ 534.4  $ 480.5   $  97.4   $ 484.2
Fixed charges                                                207.2     226.4    249.3     293.6     349.3
Distributed income of affiliates                               3.2       8.7      5.9       4.2       2.0
                                                           -------   -------  -------   -------   -------
    Earnings                                               $ 774.7   $ 769.5  $ 735.7   $ 395.2   $ 835.5
                                                           =======   =======  =======   =======   =======

Interest expense                                           $ 165.5   $ 186.6  $ 210.5   $ 254.7   $ 316.2
Portion of lease expense representative of interest           41.7      39.8     38.8      38.9      33.1
                                                           -------   -------  -------   -------   -------
     Fixed charges                                         $ 207.2   $ 226.4  $ 249.3   $ 293.6   $ 349.3
                                                           =======   =======  =======   =======   =======

     Ratio of Earnings to Fixed Charges                        3.7       3.4      3.0       1.3       2.4

     Fixed Charges in Excess of Earnings                         -         -        -         -         -
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